SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    FORM 15

Certification  and Notice of Termination of Registration  under Section 12(g) of the Securities  Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number  1-640
                              NL Industries, Inc.
           -------------------------------------------------------
            (Exact name of registrant as specified in its charter)


             16825 Northchase Drive, Suite 1200, Houston, TX 77060
             -----------------------------------------------------
      (Address, including  zip code,  and telephone  number,  including area code, of registrant's principal executive offices)

                    Senior Secured Discount Notes Due 2005
                  ------------------------------------------

           (Title of each class of securities covered by this Form)

                              Common Stock, $.125
                  ------------------------------------------
           (Titles of all other  classes of  securities  for which a
               duty to file reports under section 13(a) or 15(d)
                               remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]        Rule  12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6            [ ]
            Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 5

     Pursuant to the requirements of the Securities Exchange Act of 1934 NL Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       NL INDUSTRIES, INC.


DATE:  August 20, 1997           BY:          /s/ David B. Garten
                                       -----------------------------------
                                       David B. Garten, Vice President and
                                       General Counsel